EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 720-2150 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 564-0065 SACRAMENTO (916) 449-2350

April 16, 2009

Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway

Irvine, California 92618

Re:	Registration Statement on Form S-3 — Registration No. 333-155749

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of 1,475 shares of 0% Series E Convertible Preferred Stock, $0.001 par value per share, of the Company (the “Preferred Shares”), warrants to purchase up to an aggregate of 6,941,176 shares of Common Stock of the Company (the “Warrants”) and shares of Common Stock of the Company issuable upon conversion of the Preferred Shares and exercise of the Warrants (the “Underlying Shares” and, together with the Warrants and the Preferred Shares, the “Securities”) pursuant to the Registration Statement on Form S-3, Registration No. 333-155749, filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 26, 2008 (the “Registration Statement”). The prospectus dated December 9, 2008 filed with the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated April 14, 2009, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Preferred Shares and the Warrants are to be sold to an institutional investor pursuant to a securities purchase agreement dated April 14, 2009 (the “Purchase Agreement”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement are true and correct as to all factual matters stated therein.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon the foregoing, we are of the opinion that:

1. The Preferred Shares, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

3. The Underlying Shares, when issued and paid for upon conversion of the Preferred Shares and exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 16, 2009, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH